Press release

Introducing Qtalk: Innovative VoIP Software for Mobile Phones

• Inexpensive mobile calls: Expensive third-party network charges and high international charges are a thing of the past with Qtalk
• Mobile VoIP featuring unprecedented high voice quality - even in GPRS networks
• Qtalk is available in consumer and encrypted business versions

Zurich/Hamburg, 15 July 2008 - Qporter Switzerland AG, a subsidiary of Qnective Inc. (QNTV), today announced the launch of Qtalk, a new VoIP application for inexpensive mobile phone calls with unprecedented high voice quality, in Germany, Switzerland and Austria. Now, cell phone users with a data flat rate can make calls around the clock and worldwide for next to nothing within the “Q-Net.” Mobile phone calls between Qtalk users never incur expensive third-party network charges or exorbitant fees for international calls. Qtalk will soon offer communication in conventional fixed-line and mobile networks as well. The basic version of Qtalk may now be downloaded at www.qporter.com for a free 30-day trial, after which the service costs three euros a month, billed via the user’s mobile phone bill or deducted from the credit on the mobile phone.

Qtalk works in the Wi-Fi, HSPA, UMTS, EDGE and GPRS networks and can already be used with many current mobile phone models (operating systems: Symbian S60 3rd Edition, Windows Mobile 5 & 6 devices). Apple iPhone (iPhone OS) and Blackberry OS (RIM) functionality is on its way. In addition, a special Windows PC version called “Qtalk desktop” makes phone calls directly from or to computers possible. Qtalk will eventually be available for people’s various mobile phone needs in “Basic” (individual customers), as well as “Business” and “Secure” versions (business customers). The latter is a top-security version featuring dynamic encryption.

“Our goal is to use Qtalk to finally make the great cost advantages of VoIP available to millions of cell-phone users,” explains Oswald Ortiz, President and CEO of Qnective Inc. and a telecommunications expert with long years of experience. “Already, the first release has resulted in a product line with the potential to completely rearrange the world’s mobile telephony markets.”

A top-notch team of Telecommunications, Internet and IT managers will introduce and establish Qtalk in Europe, and later in the US. Qtalk is already enabled for mobile calls in GPRS networks, which qualifies it for the US market.

Key Features of Qtalk at a Glance:

•	Qtalk is a high-quality VoIP application for mobile devices (GSM) featuring unprecedented voice quality
•	Qtalk was specifically designed and optimised for mobile application, and supports “seamless handover” between cells
•	Qtalk is completely provider-independent
•	Qtalk offers communication within the Q-Net (with other Qtalk users), soon to be extended to conventional fixed and mobile networks
•	No third-party network charges or fees in the Q-Net
•	Qtalk offers a transparent cost structure thanks to a fixed monthly rate of 3 euros
•	Qtalk works with Wi-Fi, HSPA, UMTS, EDGE and even GPRS networks
•	Qtalk will eventually be available in three different versions: Basic, Business and Secure, each with characteristics optimised for their respective target groups
•	Qtalk features Calling Line Identification - CLI
•	Qtalk also works with roaming when outside the country

Note: To optimise costs, Qporter recommends that users buy inexpensive data rate packages from their respective mobile provider.

Further information and free pictures may be downloaded from the Qporter Media Center at www.media.qporter.com.

About Qnective Inc.
Qnective Inc., founded in 2005 in Reno, Nevada (USA), is a technology company which develops and sells innovative telecommunications services and software through its subsidiaries Qporter Inc., Qporter Switzerland AG and Qporter Poland SpZoo. Qnective’s mobile phone software suite Qtalk™ uses the data channel instead of conventional communications channels, which results in considerable advantages for users.

Oswald Ortiz, a former senior executive at Swisscom and Tiscali, who today manages the company as President and CEO of Qnective Inc., contributed his more than 15 years of experience in the telecommunications industry to the development of the product.

More information about Qnective Inc. and its Qporter subsidiaries and their products is posted at www.qporter.com and www.qnective.com.

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Contact:	Editor:
Qporter Schweiz AG	FAKTOR 3 AG
Corporate Communications	Heiko Lammers
Thurgauerstrasse 54	Kattunbleiche 35
CH-8050 Zurich	D-22041 Hamburg
Switzerland	Germany
Tel.: +41 (0)44 307 50-20	+49 (0)40 67 94 46-17
Fax: +41 (0)44 307 50-30	+49 (0)40 67 94 46-11
E-Mail: media@qporter.com	qtalk@faktor3.de
URL: www.qporter.com	www.faktor3.de